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                                                                    EXHIBIT 99.1

For further information contact
John S. Weatherly, CFO   1-800-451-1294

                              FOR IMMEDIATE RELEASE

         CALLON PETROLEUM COMPANY ANNOUNCES
         MEDUSA FIELD HAS COMMENCED PRODUCTION

         Natchez, MS (December 1, 2003) -- Callon Petroleum Company (NYSE:
CPE/CPE.PrA) announced today production commenced from its Medusa Field, located in Mississippi Canyon Blocks 538 and 582, on November 24, 2003. Currently, the A-1 well is producing at a test rate of 10,000 barrels of oil and 12.2 million cubic feet of natural gas per day.

         The Medusa development is located in 2,200 feet of water and consists of a spar facility capable of handling 40,000 barrels of crude oil and 110 million cubic feet of natural gas a day. Murphy Oil Corporation (NYSE: MUR) is the operator of the field and holds a 60% interest with partners Eni Petroleum (25%) and Callon (15%).

         Callon Petroleum Company has been engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region since 1950.

This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.

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